Exhibit 99.1


Cathay Bancorp, Inc. and GBC Bancorp Announce Election Deadline In Connection With Pending Merger


PR Newswire -- September 3, 2003


LOS ANGELES, Sept. 3 /PRNewswire-FirstCall/ -- In connection with the pending merger between Cathay Bancorp, Inc. (Nasdaq: CATY) and GBC Bancorp (Nasdaq: GBCB), as previously announced, GBC Bancorp shareholders wishing to make an election to receive the merger consideration in cash or shares of Cathay Bancorp common stock (or a combination of cash and stock), subject to proration, must deliver to American Stock Transfer, the Exchange Agent, properly completed Letters of Transmittal/Election Forms, together with their stock certificates or properly completed notices of guaranteed delivery, by 5:00 P.M., Eastern Time, on Tuesday, September 23, 2002, the election deadline. The Letters of Transmittal/Election Forms were mailed yesterday to GBC Bancorp shareholders.


GBC Bancorp shareholders who do not properly deliver such documentation to American Stock Transfer (at the address specified in the Letter of Transmittal/Election Form) prior to the election deadline will not be able to elect the form of merger consideration they would like to receive. The amount of cash and/or Cathay Bancorp stock that such non-electing shareholders will receive will then depend primarily on the elections made by the other GBC Bancorp shareholders.


GBC Bancorp shareholders may obtain additional copies of the Letter of Transmittal/Election Form by contacting the Exchange Agent at 1-800-937-5449.


Prior to the election deadline, GBC Bancorp shareholders who have made elections may change their elections by submitting to the Exchange Agent a revised Letter of Transmittal/Election Form, properly completed and signed, that is received by the Exchange Agent prior to the election deadline and by otherwise timely complying with the other conditions for valid elections set forth in the Letter of Transmittal/Election Form. GBC Bancorp shareholders who have made elections and submitted their share certificates may at any time prior to the election deadline revoke their elections and withdraw their share certificates deposited with the Exchange Agent by written notice to the Exchange Agent received prior to the election deadline. After the election deadline, GBC Bancorp shareholders may not change or revoke their elections and may not withdraw their share certificates unless the merger agreement is terminated.


Cathay Bancorp and GBC Bancorp are working to complete the merger as promptly as possible. Completion of the merger is subject to obtaining stockholder and regulatory approvals and the fulfillment of other conditions set forth in the merger agreement.



ABOUT CATHAY BANCORP AND GBC BANCORP


Cathay Bancorp, Inc. is the one-bank holding company for Cathay Bank, a California state-chartered bank. Founded in 1962, Cathay Bank offers a wide range of financial services. Cathay Bank currently operates 12 branches in Southern California, eight branches in Northern California, three branches in New York State, one in Houston, Texas, and representative offices in Hong Kong and Shanghai, China. In addition, Cathay Bank's subsidiary, Cathay Investment Company, maintains an office in Taipei. Cathay Bank's website is found at http://www.cathaybank.com .


GBC Bancorp is a one-bank holding company for General Bank, a California state-chartered bank that commenced operations in March 1980. General Bank serves individuals and small to medium-sized businesses through 18 branch offices located in the greater Los Angeles, San Diego, and Silicon Valley areas of California, a branch office in the state of Washington and two branches in Massachusetts. In addition, the Bank's subsidiary, GBC Investment & Consulting Company, Inc., maintains an office in Taipei. GBC Bancorp's website is found at http://www.generalbank.com .



FORWARD-LOOKING STATEMENTS AND OTHER NOTICES


Statements made in this press release, other than statements of historical fact, are forward-looking statements within the meaning of the applicable provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements may include, but are not limited to, such words as "believes," "expects," "anticipates," "intends," "plans," "estimates," "may," "will," "should," "could," "predicts," "potential," "continue," or the negative of such terms and other comparable terminology or similar expressions. Forward-looking statements are not guarantees. They involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance, or achievements, of both companies to be materially different from any future results, performance, or achievements, expressed or implied by such forward-looking statements. Risks and uncertainties that could cause actual results to differ materially from such forward-looking statements include, but are not limited to, factors discussed from time to time in reports filed by Cathay Bancorp, Inc. and GBC Bancorp with the Securities and Exchange Commission (the "SEC"). The forward-looking statements contained in this press release are made as of the date hereof and Cathay Bancorp, Inc. and GBC Bancorp do not assume any obligation to update the reasons why actual results could differ materially from those projected in the forward-looking statements.


In connection with the proposed merger of Cathay Bancorp, Inc. with GBC Bancorp, Cathay Bancorp, Inc. has filed a Registration Statement on Form S-4 with the SEC (which has been declared effective) and will file certain other materials with the SEC from time to time. Because those documents will contain important information, you are urged to read them when they become available. When filed with the SEC, they will be available for free on the SEC's website at http://www.sec.gov .



Cathay Bancorp, Inc., GBC Bancorp and their respective directors and executive officers may be deemed to be participants in the solicitation of proxies from the security holders of Cathay Bancorp, Inc. and GBC Bancorp in connection with the proposed merger. Information about the directors and executive officers of Cathay Bancorp, Inc. and their ownership in Cathay Bancorp, Inc. stock can be found in the Registration Statement on Form S-4 filed with the SEC and Cathay Bancorp, Inc.'s proxy statement for its 2003 annual meeting of stockholders. Information about the directors and executive officers of GBC Bancorp and their ownership in GBC Bancorp stock can be found in the Registration Statement on Form S-4 filed with the SEC and GBC Bancorp's proxy statement for its 2003 annual meeting of shareholders.



Cathay Bancorp, Inc.'s and GBC Bancorp's filings with the SEC are available to the public from commercial document retrieval services and at the website maintained by the SEC at http://www.sec.gov . In addition, requests for documents relating to Cathay Bancorp, Inc. should be directed to Cathay Bancorp, Inc., 777 North Broadway, Los Angeles, CA 90012, Attention: Investor Relations (213) 625-4749. Requests for documents relating to GBC Bancorp should be directed to GBC Bancorp, 800 West Sixth Street, 15th Floor, Los Angeles, CA 90017, Attention: Investor Relations (213) 972-4293.



SOURCE Cathay Bancorp, Inc.; GBC Bancorp
-0- 09/03/2003
/CONTACT: Cathay Bancorp, Inc., Investor Relations, +1-213-625-4749; or GBC Bancorp, Investor Relations, +1-213-972-4293/
/Web site: http://www.generalbank.com /
/Web site: http://www.cathaybank.com /
(CATY GBCB)

CO: Cathay Bancorp, Inc.; GBC Bancorp
ST: California
IN: FIN
SU: TNM